Exhibit 99.1

News Release

Linda McNeill, Investor Relations
(713) 267-7622
BRISTOW GROUP REPORTS FISCAL 2009 FIRST QUARTER FINANCIAL RESULTS
HOUSTON, August 6, 2008 - Bristow Group Inc. (NYSE: BRS) today reported financial results for its fiscal 2009 first quarter ended June 30, 2008.
Highlights include:
▪	Revenue increased 23% versus the June 2007 quarter to $284.1 million. Revenue gains occurred primarily in our Europe, West Africa and Southeast Asia business units, driven in large part by the addition of new aircraft and improved pricing, as well as the effect of a reorganization of our Mexico operations discussed below.

▪	Operating income increased 10% to $31.6 million from $28.8 million in the June 2007 quarter as a result of improved rates, gains from asset disposals and the effect of the Mexico reorganization, partially offset by higher maintenance costs within our Eastern Hemisphere (“EH”) Centralized Operations business unit.

▪	Income from continuing operations increased to $22.6 million from $21.9 million in the June 2007 quarter as a result of increased operating income, earnings from unconsolidated affiliates and other income (expense), net, which primarily resulted from the Mexico reorganization, partially offset by an increase in interest expense resulting from the debt offerings last fiscal year and in June 2008.

▪	Diluted earnings per share from continuing operations decreased slightly to $0.72 from $0.73 in the June 2007 quarter, while diluted earnings per share on net earnings decreased to $0.72 from $0.75 in the June 2007 quarter.

▪	The largest factors affecting financial results were the favorable impact of the Mexico reorganization offset by the negative impact from our EH Centralized Operations and the dilution resulting from the June 2008 sale of common stock and convertible senior notes.
–	The Mexico reorganization included the restructuring of our ownership interests such that we now own 70% (up from 49%) of one affiliate (“RLR”) and 24% (down from 49%) of another (“Heliservicio”), which resulted in several changes effective April 1, 2008, including the consolidation of RLR, return to the accrual basis of accounting for revenue recognition with Heliservicio and application of the equity method of accounting to our investment in Heliservicio. The Mexico reorganization impacted financial results as follows:
▪	Increased operating income by $0.8 million,

▪	Increased income from continuing operations by $3.7 million,

▪	Increased diluted earnings per share by $0.12.

–	EH Centralized Operations experienced significantly higher maintenance costs primarily due to (a) foreign currency movements as a portion of our third-party maintenance contracts are denominated in euros, (b) an increase in heavy maintenance activities and (c) a reduction in the carrying value of obsolete inventory, which impacted financial results as follows:
▪	Reduced operating income by $6.9 million,

▪	Reduced income from continuing operations by $4.5 million,

▪	Reduced diluted earnings per share by $0.14.
–	In June 2008 we completed the sale of 4,996,900 shares of common stock and $115 million of convertible senior notes, which had the effect of reducing diluted earnings per share by $0.01 for the June 2008 quarter.
Sale of Certain Single-engine Aircraft
As separately announced today, we executed an agreement to sell 53 single-engine aircraft and related assets operating in the U.S. Gulf of Mexico for $65 million. The sale, which is expected to close by September 30, 2008, is anticipated to result in a pre-tax gain of roughly $40 million or $0.75 per diluted share, after tax. The closing is contingent upon several items being completed, including the buyer obtaining financing, customer consent of affected commercial contracts, regulatory clearance and other customary conditions.
Capital and Liquidity:
▪	At June 30, 2008 we continued to have a strong balance sheet, which allows us the financial flexibility to take advantage of growth opportunities:
–	$1.2 billion in stockholders’ investment and $734.1 million of indebtedness

–	$527.4 million in cash and $100 million undrawn revolving credit facility

–	Aircraft purchase commitments totaled $389.6 million for 39 aircraft, with options totaling $862.8 million for 51 aircraft.
▪	During the June 2008 quarter, we generated strong cash flows, including:
–	$29.6 million of cash from operating activities

–	$335.9 million in net proceeds from the sale of convertible senior notes and common stock

–	We used $130.8 million for capital expenditures — primarily for aircraft.
CEO Remarks:
“Our strong revenue increase this quarter reflects continued growth by both the addition of new aircraft and improved pricing,” said William E. Chiles, President and Chief Executive Officer of Bristow Group Inc.
“In June, we secured additional financing to execute our growth plans for the next several years through an offering of common stock and convertible senior notes. Although oil and natural gas prices have come off their historic highs in recent weeks, we continue to expect customer demand to exceed the supply of high-quality helicopters that customers want most over the next several years. That’s why Bristow chose to raise new capital and remains well positioned with manufacturers for new helicopters, which will ensure that we can take advantage of these strong market conditions.”

CONFERENCE CALL
Management will conduct a conference call starting at 10:00 a.m. EDT (9:00 a.m. CDT) on Wednesday, August 6, 2008, to review financial results for the fiscal 2009 first quarter ended June 30, 2008. The conference call can be accessed as follows:
Via Webcast:
▪	Visit Bristow Group’s investor relations Web page at http://www.bristowgroup.com

▪	Live: Click on the link for “Q1 2009 Bristow Group Inc. Earnings Conference Call”

▪	Replay: A replay via webcast will be available approximately one hour after the call’s completion
Via Telephone within the U.S.:
▪	Live: Dial toll free (800) 218-0204

▪	Replay: A telephone replay will be available through Wednesday, August 20, by dialing toll free (800) 405-2236, passcode: 11116476#
Via Telephone outside the U.S.:
▪	Live: Dial (303) 262-2137

▪	Replay: A telephone replay will be available through Wednesday, August 20, by dialing (303) 590-3000, passcode: 11116476#
ABOUT BRISTOW GROUP INC.
Bristow Group Inc. is the leading provider of helicopter services to the worldwide offshore energy industry based on the number of aircraft operated. Through its subsidiaries, affiliates and joint ventures, the Company has major transportation operations in most of the major offshore oil and gas producing regions of the world, including in the North Sea, the U.S. Gulf of Mexico, Nigeria and Australia. For more information, visit the Company’s website at www.bristowgroup.com.
FORWARD-LOOKING STATEMENTS DISCLOSURE
Statements contained in this news release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. These forward-looking statements include statements regarding customer demand, supply of helicopters and growth opportunities. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2008 and the annual report on Form 10-K for the fiscal year ended March 31, 2008. Bristow Group Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.
(financial tables follow)

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	June 30,
	2007	2008
Gross revenue:
Operating revenue from non-affiliates	$199,909	$241,134
Operating revenue from affiliates	11,097	17,270
Reimbursable revenue from non-affiliates	19,042	24,371
Reimbursable revenue from affiliates	1,103	1,348

	231,151	284,123

Operating expense:
Direct cost	153,088	186,973
Reimbursable expense	20,145	26,067
Depreciation and amortization	11,331	14,955
General and administrative	18,385	27,206
Gain on disposal of assets	(584)	(2,665)

	202,365	252,536

Operating income	28,786	31,587
Earnings from unconsolidated affiliates, net of losses	3,390	7,723
Interest income	2,124	1,447
Interest expense	(2,928)	(8,493)
Other income (expense), net	426	1,692

Income from continuing operations before provision for income taxes and minority interest	31,798	33,956
Provision for income taxes	(9,439)	(10,604)
Minority interest	(449)	(703)

Income from continuing operations	21,910	22,649
Discontinued operations:
Income from discontinued operations before provision for income taxes	1,157	—
Provision for income taxes on discontinued operations	(395)	—

Income (loss) from discontinued operations	762	—

Net income	22,672	22,649
Preferred stock dividends	(3,162)	(3,162)

Net income available to common stockholders	$19,510	$19,487

Basic earnings per common share:
Earnings from continuing operations	$0.80	$0.78
Earnings (loss) from discontinued operations	0.03	—

Net earnings	$0.83	$0.78

Diluted earnings per common share:
Earnings from continuing operations	$0.73	$0.72
Earnings (loss) from discontinued operations	0.02	—

Net earnings	$0.75	$0.72

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	June 30,
	2008	2008
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$290,050	$527,432
Accounts receivable from non-affiliates	204,599	199,588
Accounts receivable from affiliates	11,316	22,023
Inventories	176,239	175,458
Prepaid expenses and other	24,177	32,732

Total current assets	706,381	957,233
Investment in unconsolidated affiliates	52,467	35,358
Property and equipment — at cost:
Land and buildings	60,056	60,784
Aircraft and equipment	1,428,996	1,585,188

	1,489,052	1,645,972
Less — Accumulated depreciation and amortization	(316,514)	(326,842)

	1,172,538	1,319,130
Goodwill	15,676	16,590
Other assets	30,293	26,967

	$1,977,355	$2,355,278

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable	$49,650	$54,508
Accrued wages, benefits and related taxes	35,523	29,445
Income taxes payable	5,862	836
Other accrued taxes	1,589	3,172
Deferred revenues	15,415	15,652
Accrued maintenance and repairs	13,250	13,571
Accrued interest	5,656	8,604
Other accrued liabilities	22,235	14,277
Deferred taxes	9,238	12,303
Short-term borrowings and current maturities of long-term debt	6,541	7,692

Total current liabilities	164,959	160,060
Long-term debt, less current maturities	599,677	726,432
Accrued pension liabilities	134,156	132,810
Other liabilities and deferred credits	14,805	14,775
Deferred taxes	91,747	102,320
Minority interest	4,570	10,254
Commitments and contingencies
Stockholders’ investment:
5.50% mandatory convertible preferred stock	222,554	222,554
Common stock	239	291
Additional paid-in capital	186,390	413,228
Retained earnings	606,931	627,673
Accumulated other comprehensive loss	(48,673)	(55,119)

	967,441	1,208,627

	$1,977,355	$2,355,278

BRISTOW GROUP INC. AND SUBSIDIARIES
SELECTED OPERATING DATA
(In thousands, except flight hours and percentages)
(Unaudited)

	Three Months Ended
	June 30,
	2007	2008
Flight hours (excludes Bristow Academy and unconsolidated affiliates):
U.S. Gulf of Mexico	37,868	37,639
Arctic	2,403	2,437
Latin America	11,367	9,064
Europe	10,821	10,306
West Africa	8,898	9,598
Southeast Asia	3,344	4,882
Other International	2,547	2,053

Consolidated total	77,248	75,979

Gross revenue:
U.S. Gulf of Mexico	$55,428	$61,509
Arctic	4,357	4,243
Latin America	16,036	20,206
WH Centralized Operations	1,154	2,260
Europe	83,357	95,430
West Africa	33,283	43,300
Southeast Asia	22,492	36,880
Other International	11,455	13,021
EH Centralized Operations	6,805	8,837
Bristow Academy	3,019	6,151
Intrasegment eliminations	(6,235)	(7,746)
Corporate	—	32

Consolidated total	$231,151	$284,123

Operating income (loss):
U.S. Gulf of Mexico	$9,099	$7,989
Arctic	675	519
Latin America	3,334	6,475
WH Centralized Operations	1,292	(676)
Europe	14,575	17,476
West Africa	2,797	6,516
Southeast Asia	4,127	4,186
Other International	2,265	1,197
EH Centralized Operations	(4,279)	(7,921)
Bristow Academy	(91)	546
Gain on disposal of assets	584	2,665
Corporate	(5,592)	(7,385)

Consolidated total	$28,786	$31,587

Operating margin:
U.S. Gulf of Mexico	16.4%	13.0%
Arctic	15.5%	12.2%
Latin America	20.8%	32.0%
Europe	17.5%	18.3%
West Africa	8.4%	15.0%
Southeast Asia	18.3%	11.4%
Other International	19.7%	9.2%
Bristow Academy	(3.0)%	8.9%
Consolidated total	12.5%	11.1%

Beginning with our reporting for the three months ended June 30, 2008, our North America business unit has been segregated into three separate business units: U.S. Gulf of Mexico, Arctic and WH Centralized Operations. Amounts presented for the prior period presented herein have been reclassified to conform to current period presentation. Further, our South and Central America business unit has been renamed the Latin America business unit. In addition to selected operating data for the three month ended June 30, 2007 and 2008, we have presented in the tables below selected operating data for the quarters ended September 30, 2007, December 31, 2007 and March 31, 2008 based on the new segment presentation.
BRISTOW GROUP INC. AND SUBSIDIARIES
SELECTED OPERATING DATA
(In thousands, except flight hours and percentages)
(Unaudited)

	Three Months Ended
	June 30,	Sept. 30,	Dec. 31,	March 31,	June 30,
	2007	2007	2007	2008	2008
Flight hours (excludes Bristow Academy and unconsolidated affiliates):
U.S. Gulf of Mexico	37,868	36,621	33,431	32,018	37,639
Arctic	2,403	3,002	1,227	1,232	2,437
Latin America	11,367	10,810	10,417	7,845	9,064
Europe	10,821	11,494	11,625	10,403	10,306
West Africa	8,898	9,887	9,824	9,561	9,598
Southeast Asia	3,344	3,644	4,590	4,451	4,882
Other International	2,547	2,177	2,120	1,886	2,053

Consolidated total	77,248	77,635	73,234	67,396	75,979

Gross Revenue:
U.S. Gulf of Mexico	$55,428	$55,948	$53,259	$54,664	$61,509
Arctic	4,357	5,290	2,570	2,037	4,243
Latin America	16,036	16,951	16,476	14,400	20,206
WH Centralized Operations	1,154	821	1,438	692	2,260
Europe	83,357	93,459	95,100	89,828	95,430
West Africa	33,283	45,799	46,287	45,401	43,300
Southeast Asia	22,492	23,858	29,918	34,849	36,880
Other International	11,455	12,046	11,874	12,143	13,021
EH Centralized Operations	6,805	5,331	5,239	4,991	8,837
Bristow Academy	3,019	3,228	3,969	4,571	6,151
Intrasegment eliminations	(6,235)	(2,923)	(4,647)	(3,390)	(7,746)
Corporate	—	—	37	99	32

Consolidated total	$231,151	$259,808	$261,520	$260,285	$284,123

Operating income (loss):
U.S. Gulf of Mexico	$9,099	$9,680	$8,122	$7,230	$7,989
Arctic	675	1,440	(72)	(281)	519
Latin America	3,334	4,250	3,828	2,205	6,475
WH Centralized Operations	1,292	71	(871)	(2,591)	(676)
Europe	14,575	21,895	20,695	20,183	17,476
West Africa	2,797	15,492	7,019	6,633	6,516
Southeast Asia	4,127	5,107	6,476	8,044	4,186
Other International	2,265	1,781	712	(5,041)	1,197
EH Centralized Operations	(4,279)	(3,247)	(6,404)	539	(7,921)
Bristow Academy	(91)	(391)	(130)	(197)	546
Intrasegment eliminations	584	(751)	4,094	5,469	2,665
Corporate	(5,592)	(5,603)	(6,721)	(8,697)	(7,385)

Consolidated total	$28,786	$49,724	$36,748	$33,496	$31,587

Operating margin:
U.S. Gulf of Mexico	16.4%	17.3%	15.3%	13.2%	13.0%
Arctic	15.5%	27.2%	-2.8%	-13.8%	12.2%
Latin America	20.8%	25.1%	23.2%	15.3%	32.0%
Europe	17.5%	23.4%	21.8%	22.5%	18.3%
West Africa	8.4%	33.8%	15.2%	14.6%	15.0%
Southeast Asia	18.3%	21.4%	21.6%	23.1%	11.4%
Other International	19.7%	14.8%	6.0%	-41.5%	9.2%
Bristow Academy	-3.0%	-12.1%	-3.3%	-4.3%	8.9%
Consolidated total	12.5%	19.1%	14.1%	12.9%	11.1%
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